Exhibit 99.2

Fate Therapeutics Announces Pricing of Public Offering of Common Stock

San Diego, CA — May 20, 2015 — Fate Therapeutics, Inc. (NASDAQ: FATE), a biopharmaceutical company engaged in the development of programmed cellular therapeutics for the treatment of severe, life-threatening diseases, today announced the pricing of an underwritten public offering of 6,000,000 shares of its common stock at a public offering price of $5.00 per share, before underwriting discounts, for an aggregate offering of $30 million.  Fate Therapeutics has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of its common stock.  The proceeds to Fate Therapeutics from this offering are expected to be approximately $27.7 million after deducting underwriting discounts and commissions and other estimated offering expenses but excluding any exercise of the underwriters’ option.  Fate Therapeutics intends to use the net proceeds from the offering for clinical development and research activities, working capital and other general corporate purposes.  All shares of common stock to be sold in the offering are being offered by Fate Therapeutics.  The offering is expected to close on or about May 27, 2015, subject to customary closing conditions.

Leerink Partners LLC and BMO Capital Markets Corp. are acting as joint book-running managers for the offering.  Wedbush PacGrow and H.C. Wainwright & Co., LLC are acting as co-managers.

The securities described above are being offered by Fate Therapeutics pursuant to a shelf registration statement on Form S-3  (File No. 333-199107) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”).  The securities may be offered only by means of a prospectus.  A preliminary prospectus supplement related to the offering was filed with the SEC on May 18, 2015 and is available on the SEC’s website at http://www.sec.gov and a final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.  Copies of the final prospectus supplement and the accompanying prospectus for the securities being offered may also be obtained, when available, from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by email at syndicate@leerink.com, or by phone at (800) 808-7525, ext. 6142; or from BMO Capital Markets Corp. at 3 Times Square, 26th Floor, New York, NY 10036, Attention: Equity Syndicate Department, by telephone at (800) 414-3627 or by email to bmoprospectus@bmo.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company engaged in the development of programmed cellular therapeutics for the treatment of severe, life-threatening diseases. The Company’s approach utilizes established pharmacologic modalities, such as small molecules, to program the fate and function of cells ex vivo. The Company’s lead product candidate, PROHEMA®, is an ex vivo programmed hematopoietic cellular therapeutic, which is currently in clinical development for the treatment of hematologic malignancies and rare genetic disorders in patients undergoing hematopoietic stem cell transplantation (HSCT). The Company is also using its proprietary induced pluripotent stem cell platform to develop ex vivo reprogrammed hematopoietic and myogenic cellular therapeutics. Fate Therapeutics is headquartered in San Diego, CA.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Fate Therapeutics’ expectations with respect to the offering described in this press release, including its ability to complete the offering and its expected and intended use of proceeds from the offering.  These and any other forward-looking statements in this release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s Form 10-Q for the quarter ended March 31, 2015, and from time to time the Company’s other investor communications.  Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, except to the extent required by law.

Contact:
Jesse Baumgartner, Stern Investor Relations, Inc.
212.362.1200, jesse@sternir.com